UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Specialty Underwriters’ Alliance, Inc.

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On April 6, 2009, Specialty Underwriters’ Alliance, Inc. (“SUA”) issued the following press release, which was also posted to the website http://ir.suainsurance.com/proxy.cfm.
CHICAGO, April 6, 2009 /PRNewswire via COMTEX News Network/ — Specialty Underwriters’ Alliance, Inc. (“SUA” or the “Company”) (Nasdaq: SUAI) today announced that the proxy statement for the Company’s 2009 Annual Meeting is currently being distributed to stockholders, along with SUA’s 2008 Annual Report and information addressing the proxy contest being waged by Hallmark Financial Services, Inc. (“Hallmark”). A copy of all the Company’s proxy materials can be downloaded at http://ir.suainsurance.com/proxy.cfm.
In a letter to stockholders accompanying the proxy statement, the Company noted that Hallmark is proposing in its proxy materials to replace three of SUA’s current directors with candidates selected by Hallmark. SUA’s letter explains that Hallmark’s nominees, if elected, would shift board representation in favor of Hallmark and thus away from the interests of all SUA stockholders.
Commenting on the proxy contest, Courtney Smith, chairman of the board, said, “Based on numerous representations by Mark Schwarz, the chief executive officer of Hallmark, we believe that Hallmark’s ultimate goal is to acquire control of SUA. This is clearly not in the best interests of SUA’s stockholders. If Hallmark were to acquire three board seats, a stockholder with a 9.9% stake would command more than 40% of the voting control of the company. We believe this excess representation will jeopardize the true independence of the board while furthering the interests of Hallmark.”
The letter from SUA to its stockholders states, “In an effort to avoid this costly proxy contest, we approached Mr. Schwarz on March 17, 2009, and told him our board was willing to increase its size to add one of the additional directors he had proposed. We requested that Hallmark agree not to seek control of SUA for a reasonable period of time without approval of our board (which would include Hallmark’s nominee).”
“Mr. Schwarz rejected this offer and, by doing so, we believe demonstrated his true motivation, which is control of SUA,” said Smith.
Smith stressed, “We constantly reach out to our stockholders so that we may better understand their concerns. Our board will always seek to increase value for all of our stockholders, whether through organic growth or through a sale or merger of the company.” He added, “When Hallmark proposed to buy SUA in June of 2008, the board of SUA, after extensive deliberation with SUA’s legal and financial advisors, determined that the all-stock offer was inadequate and inconsistent with the company’s strategic direction.
“We also take very seriously our responsibilities of corporate governance. This has been verified by RiskMetrics Group, a leading proxy advisor who rates public companies. SUA’s letter to stockholders points out that SUA’s Corporate Governance Quotient is better than 83.1% of all other insurance companies (and better than 99.2% of all rated companies). This compares with Hallmark’s rating of 31.4%.”
Smith concluded, “During our most recent visit with many of our larger stockholders, we were pleased to hear unanimous support for our board’s previous decision not to accept the Hallmark offer. We believe our stockholders are best served by continuing to build our business and insisting that any sale or merger transaction recognize the long-term potential of the SUA business platform.”
About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.
Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.